Exhibit 1

COOPERATION AGREEMENT

THIS COOPERATION AGREEMENT (this “Agreement”), dated as of March 15, 2019, is by and among SoftVest Advisors, LLC (“SoftVest”), Horizon Kinetics LLC, Tessler Family Limited Partnership, and ART-FGT Family Partners Limited (collectively, the “Parties” and each, a “Party”).

WHEREAS, each of the Parties beneficially owns sub-shares in Certificates of Proprietary Interest (“Securities”) of Texas Pacific Land Trust (the “Trust”);

WHEREAS, the trustees of the Trust announced on March 4, 2019 that they will call a special meeting of holders of Securities for election of a new trustee of the Trust (such meeting, together with any adjournments, postponements or continuations thereof, the “Special Meeting”);

WHEREAS, SoftVest currently intends to (i) nominate Eric L. Oliver (“Oliver”) for election as trustee of the Trust at the Special Meeting, and (ii) solicit proxies from beneficial owners of Securities to vote for the election of Oliver as a trustee of the Trust at the Special Meeting (the “Solicitation”); and

WHEREAS, the Parties desire to support the election of Oliver as a trustee of the Trust at the Special Meeting and coordinate certain efforts with respect thereto, including, without limitation, the voting at the Special Meeting of Securities beneficially owned by them, their controlled affiliates, and any of their and their controlled affiliates’ respective investment funds, managed accounts or other investment vehicles managed or advised by them (“Covered Entities”), all in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the covenants and agreements set forth in this Agreement, and for other good and valuable consideration the receipt and sufficiency of which are acknowledged, and intending to be legally bound, the Parties agree as follows:

1.
Beneficial Ownership.  Each Party hereby represents and warrants to each of the other Parties that as of the date hereof (i) it beneficially owns the number of Securities set forth on Schedule 1 beside the name of such Party in the column headed “Beneficially Owned Securities”, (ii) except as disclosed in such Schedule 1, such Party does not have beneficial ownership of any Securities or other securities of the Trust (including, without limitation, equity-linked and debt securities), and (iii) other than this Agreement, it is not a party to any agreement, arrangement or understanding with any other person or entity in connection with the holding, voting or disposition of Securities.

2.
Sale of Securities. From and after the date hereof, without the prior consent of the other Parties, no Party shall, directly or indirectly, including, without limitation, through any of their Covered Entities (i) sell, pledge or otherwise dispose of any Securities it beneficially owns (other than (A) in connection with customary margin or similar requirements, and (B) in the case of Horizon Kinetics LLC, as may be required in response to express client directions, limitations or regulatory requirements) or (ii)  enter into any agreement, arrangement or understanding with any other person in connection with the holding, voting or disposition of Securities.

3.
Voting. Each Party shall: (i) use reasonable best efforts so that it can vote all Securities it beneficially owns as of the date hereof at the Special Meeting; and (ii) on the date of the Special Meeting, (x) attend the Special Meeting in person or by proxy such that all Securities beneficially owned by such Party as of the date hereof are represented at the Special Meeting, and (y) at the Special Meeting, vote such Securities in person or by proxy in favor of the election of Oliver as a trustee of the Trust (the “Oliver Election”), and in favor of procedural actions or matters related to giving effect to the Oliver Election (but in no event in contravention of the Oliver Election).

4.
Coordinated Activities. SoftVest will take the lead on all activities related to the Oliver Election including, without limitation: (i) the conduct or settlement of any proxy contest, consent solicitation or similar actions involving the Special Meeting; and (ii) the manner, form, content and timing of any communications with the Trust related to the Oliver Election, as well as any public disclosures, public statements or other public communications, in each case relating to the Oliver Election and the Special Meeting, this agreement or the activities contemplated by this agreement (except to the extent such disclosure is required by a regulatory filing, but subject to Section 6 below); provided, however, that SoftVest agrees to reasonably consult with the other Parties with respect to the form, content and timing of any communications with the Trust or the taking of any of the other actions set forth in the preceding portion of this sentence. The Parties shall cooperate and take all actions reasonably required in furtherance of any actions agreed to be undertaken pursuant to this Agreement.

5.
Expenses.  All Eligible Expenses incurred by any Party will be shared by the Parties as they may agree from time to time in writing (which may be via e-mail). Each Party will use its reasonable best efforts to consult with the other Parties in advance prior to incurring expenses greater than Ten Thousand Dollars ($10,000.00). “Eligible Expenses” means all documented, third party, out-of-pocket costs and expenses (including, without limitation, the documented fees, expenses and disbursements of lawyers, proxy solicitors, accountants, consultants, financial advisors and other advisors).

6.	Regulatory Reporting.

a.
Each Party shall cooperate (including, without limitation, providing the other Parties with not less than 24 hours prior notice, unless a shorter time is reasonably required by the circumstances) in connection with any regulatory filing that may be required to be made in connection with the matters contemplated by this agreement, including, without limitation, any filing made pursuant to Regulation 13D and Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

b.	Each of the Parties will be responsible for the filing of their respective Schedule 13D in the event any group formed hereunder is required to make such filing.

c.
SoftVest will take the lead in preparing and filing with the Securities and Exchange Commission (“SEC”) any preliminary and definitive proxy statement, as well as other materials, that may be required to be filed with the SEC under Regulation 14A in connection with the Oliver Election and the Special Meeting, provided that the other Parties (i) agree to be named as “participants” in the Solicitation in any such filing under Regulation 14A and (ii) will provide SoftVest with any information reasonably required from such other Party or its affiliates for inclusion in any such filing.

d.
Each of the Parties agrees that it shall be responsible for the completeness and accuracy of the information concerning it and its affiliates contained in any filing pursuant to Section 13(d), Section 14(a) or Section 16 of the Exchange Act and hereby agrees to indemnify the other Party, from and against any losses, damages, costs, expenses (including, without limitation, any reasonable and documented attorneys’ fees), fines, penalties, disbursements and amounts paid in settlement arising out of any failure with respect to the completeness or accuracy of such information.

7.
Termination. This Agreement will automatically terminate at 11:59 p.m. (New York time) on the day of completion of the Special Meeting, unless earlier terminated by the mutual written agreement of the Parties. Sections 5, 6(d), 7, 8 and 9 shall survive any termination of this Agreement. The Parties agree that, notwithstanding anything to the contrary herein, SoftVest shall have no liability hereunder in the event that Oliver is unable or unwilling, for any reason or no reason, to stand for election as a trustee of the Trust at the Special Meeting, or is otherwise unwilling or unable to serve as trustee of the Trust after his election at the Special Meeting.

8.
Relationship of the Parties. Nothing in this Agreement shall be construed as creating among the Parties any joint venture, partnership, association or other entity for any purpose (including, without limitation, for U.S. income tax purposes) or any agency relationship, nor shall any Party, except as expressly set forth in this Agreement, (i) have the right, power or authority to create any obligation or duty, express or implied, on behalf of any other Party or (ii) have any fiduciary or other duties to any other Party. Each Party agrees that it does not have any interest in the profits or losses of any other Party in connection with its acquisition or deposition of any Securities.

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9.
Miscellaneous. This Agreement (i) shall be governed by and construed in accordance with the laws of the State of New York, (ii) may not be assigned, amended, waived or modified except by a writing signed by each Party (or, with respect to a waiver, the Party against whom such waiver is asserted), (iii) may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument, (iv) represents the entire agreement between the Parties with respect to the subject matter of this Agreement and (v) is not intended to be enforceable by any person who is not a party to this Agreement. Without prejudice to the last sentence of Section 4 of this Agreement, from time to time, at the reasonable request of any Party and without further consideration, each Party shall execute and deliver such additional documents as may be necessary or appropriate to consummate and make effective, in the most expeditious manner, the transactions contemplated by this Agreement. For purposes of this Agreement “beneficially own” or “beneficial ownership” with respect to any securities shall mean having “beneficial ownership” of such securities as determined pursuant to Rule 13d-3 under the Exchange Act.

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The Parties have caused this Agreement to be executed as of the day and year first above written.

HORIZON KINETICS LLC

By:	/s/ Jay Kesslen
	Name:	Jay Kesslen
	Title:	General Counsel

SOFTVEST ADVISORS, LLC

By:	/s/ Eric L. Oliver
	Name:	Eric L. Oliver
	Title:	President

ART-FGT FAMILY PARTNERS LIMITED

By:	TESSLER FMC LLC, its general partner

By:	/s/ Andrea Tessler
	Name:	Andrea Tessler
	Title:	Manager

TESSLER FAMILY LIMITED PARTNERSHIP

By:	APRES VOUS LLC, its general partner

By:	/s/ Andrea Tessler
	Name:	Andrea Tessler
	Title:	Manager

[SIGNATURE PAGE TO COOPERATION AGREEMENT]

Schedule 1

Party	Beneficially Owned Securities
Horizon Kinetics LLC	1,802,442
SoftVest Advisors, LLC	130,500[1]
Tessler Family Limited Partnership	1,300
ART-FGT Family Limited Partnership	10,330

1          Excludes: (i) 2,389 Securities owned by Oliver’s children, (ii) 350 Securities held in trusts for the benefit of Oliver’s grandchildren, (iii) 2,250 Securities held by Debeck LLC and Debeck Properties, LP, which Oliver controls in his capacity as an officer of such entities and (iv) 100 Securities owned by Oliver.  For the avoidance of doubt, the foregoing Securities shall not be deemed to be beneficially owned by SoftVest for purposes of this Agreement.